Exhibit 10.01
Agreement No.: MICA-11VINCENT0209
Effective Date of Agreement: 02-09-2011
MASTER INDIVIDUAL
CONSULTING AGREEMENT
between
CADENCE DESIGN SYSTEMS, INC.
and
ALBERTO SANGIOVANNI-VINCENTELLI, Ph.D.
This agreement is a Master Agreement. As such, it is intended to be put into place once with the consulting party. Thereafter, as more consulting activity is desired by Cadence with the consulting party, additional schedules are written up, signed by the parties and filed with the Master Agreement.

MASTER INDIVIDUAL
CONSULTING AGREEMENT
This Master Individual Consulting Agreement (this “Agreement”) is entered into as of the last date signed by the parties below (the “Effective Date”), between Cadence Design Systems, Inc., a Delaware corporation, located at 2655 Seely Avenue, San Jose, CA 95134 (“Cadence”), and Alberto Sangiovanni-Vincentelli, Ph.D. (the “Consultant”). Cadence and Consultant are each referred to as a “party” and collectively, as the “parties”.
In consideration of the mutual promises set forth herein, the parties hereby agree as follows:
1. Consultancy.
1.1 Consulting Period.
Consultant will serve as a consultant to Cadence for a period commencing on the Effective Date and concluding on the date this Agreement is terminated as set forth herein (the “Consulting Period”). This Agreement may be terminated at will by either party for any reason or no reason upon thirty (30) days prior written notice to the other party. Termination of this Agreement will terminate all Schedule(s) then in effect.
1.2 Schedules.
The initial Schedule is attached hereto as Exhibit A (“Schedule”). Additional Schedules may be attached to include other Work that the parties agree Consultant will provide to Cadence. The Schedule(s) may be amended from time to time by mutual written consent of the parties.
2. Duties of Consultant.
2.1 Scope of Work.
Consultant will perform the services and deliver the deliverables set forth in the applicable Schedule (collectively, the “Work”). Consultant will perform the Work in accordance with the provisions of this Agreement and the applicable Schedule. Consultant will determine the manner and means by which the Work is accomplished.
2.2 Work Rules, Availability.
Consultant will abide by the rules and policies of Cadence while working on Cadence’s premises. In connection with the Work provided hereunder, Consultant may require access to the Cadence facilities and network. If such access is required, Cadence will provide the terms and conditions required for such access. At any time, Cadence may audit Consultant’s security policies and procedures regarding the access and use of any confidential or proprietary materials and systems of Cadence.
3. Compliance With Laws.
Consultant will comply with all applicable federal, state and local laws and regulations, and foreign laws and regulations, including without limitation, immigration, health and safety, anti-bribery and anti-corruption and workers’ compensation laws in the performance of the Work hereunder.
4. Project Management.
4.1 Progress Reports and Meetings.
If the Cadence Chief Executive Officer (“CEO”) requests, Consultant will participate in status meetings with the CEO or his designee to review the status and progress of the Work.
5. Other Affiliations.
5.1 Existing Agreements Do Not Conflict.
Consultant represents that Consultant is not prevented by any existing agreement or in any other way from entering into this Agreement and performing in accordance with this Agreement and the applicable Schedule(s).
5.2 Conflict of Interest.
Consultant warrants that Consultant is not obligated under any other agreement which would conflict with or adversely affect Cadence’s rights or Consultant’s duties under this Agreement or applicable Schedule, other than those expressly identified in an attachment. Cadence understands and agrees that during the Consulting Period, Consultant may be retained by other companies, corporations, and/or commercial enterprises which do not compete with Cadence and are not engaged in the design, development, manufacture or marketing of products similar to those of Cadence. During the Consulting Period, Consultant agrees that Consultant will not own, manage, operate, control, enable (whether by license, sublicense, assignment or otherwise), participate in or be connected as a securityholder, director, officer, employee, partner, member, lender, guarantor or advisor of or consultant to, or perform services for any companies, corporations, and/or commercial enterprises other than Cadence which will be engaged in the research, design, development, manufacture or marketing of electronic design automation software, electronic design verification and emulation hardware and commercial electronic design and/or maintenance services without the prior written consent of Cadence.
5.3 Segregation of Work.
Except to the extent permitted under valid and enforceable agreements, Consultant will not use, disclose or deliver any proprietary or confidential information of any third party in dealings with Cadence or in performing the Work hereunder. Consultant agrees to use its best efforts to segregate Work done under this Agreement from all work done at, or for, any such other person, company, corporation, and/or other commercial enterprise. In any dealings with any such other person, company, corporation, and/or commercial enterprise, Consultant will protect and guard Cadence’s Confidential

Information (as defined herein) in accordance with the terms of this Agreement.
6. Compensation.
6.1 Payment by Cadence.
Cadence agrees to pay Consultant and Consultant agrees to accept for all Work hereunder consulting fees (the “Consulting Fees”) as set forth in the applicable Schedule. In no event will Consultant be entitled to any fringe benefits available to employees of Cadence. Consultant waives any rights Consultant may now or in the future have in such fringe benefits even if Consultant is later deemed “a common law employee” by any legislative, administrative or judicial entity.
6.2 Reimbursement for Costs/Expenses.
Consultant agrees to obtain reimbursement and Cadence agrees to reimburse for reasonable and necessary out-of-pocket costs and expenses actually incurred by Consultant in performance of the Work pursuant to the Cadence Directors Travel Policy and Procedures. Reimbursement will be made within forty-five (45) days after submission to Cadence of the last of adequate and appropriate documentation of such costs and expenses.
6.3 Payment for Services.
Invoicing by Consultant will include all Work rendered and expenses incurred by Consultant during the period invoiced for payment.
6.4. Intentionally Omitted.
6.5 Taxes and Other Benefits.
Consultant acknowledges and agrees that it will be Consultant’s obligation to formally report as its income all compensation received by Consultant from Cadence for Consultant’s services.
6.6 Accounting Records.
Consultant will maintain complete and accurate accounting records to substantiate Consultant’s charges and expenses and will retain such records for a period of at least one (1) year from the date of final payment made under the applicable Schedule.
7. Confidentiality.
Consultant’s Work for Cadence creates a relationship of trust and confidence between Cadence and Consultant, and will not contain or disclose Cadence’s or any third party’s trade secrets.
7.1 Confidential Information.
“Confidential Information” as used herein includes marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists, trade secrets, other non-public technical or business information or third party information made available to Consultant, whether in writing or given to or obtained by Consultant orally through any means which Consultant knows or has reason to know Cadence expects Consultant to treat as confidential for any purpose.
7.2 Standard of Care.
During the Consulting Period, Consultant agrees to (i) protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, as it uses to safeguard its own confidential or proprietary information of a like nature from unauthorized use, disclosure, or dissemination, (ii) not copy, distribute or disseminate any of the Confidential Information to any unauthorized persons or entities without Cadence’s express prior written consent, and (iii) limit access to the Confidential Information to only those authorized individuals having a need to know.
7.3 Exemptions.
Consultant’s obligations hereunder will not apply, or will cease to apply, to that Confidential Information which Consultant can establish: (i) was in the public domain by acts not attributable to Consultant or otherwise available to the public other than by breach of this Agreement; (ii) was rightfully in possession of Consultant prior to receiving it from Cadence; (iii) becomes available to Consultant from a source other than Cadence who is in rightful possession with the lawful right to provide it to Consultant; (iv) is independently developed by Consultant without use of or reference to the Confidential Information; or (v) is otherwise agreed in writing to be no longer considered otherwise restricted by Cadence.
7.4 Mandatory Disclosure Exemptions.
Nothing herein will restrict Consultant’s right to disclose the Confidential Information where such disclosure is required by written order of a judicial, legislative, or administrative authority of competent jurisdiction provided, however that, in each case, Consultant will first notify Cadence of such need or requirement and cooperate with Cadence in limiting the scope of the proposed disclosure.
7.5 Return of Materials.
Upon three (3) calendar days after Consultant’s receipt of Cadence’s request, all of Cadence’s Confidential Information in Consultant’s possession or control will be returned to Cadence or destroyed by Consultant and Consultant will certify the same in writing.
7.6 Continuing Obligations.
After the Consulting Period, Consultant has a continuing obligation to maintain the confidentiality of Cadence’s Confidential Information. In addition, Sections 6.5, 6.6, 7, 8, 11, 12, 15, 18, and 19 will survive the termination of the Consulting Period.
7.7 No Rights or Licenses Extended.
No rights or licenses, either express or implied, are granted hereunder by one to the other as to any patents or patent applications, copyrights, trademarks, trade secrets, or other intellectual property now or hereafter acquired, developed, or controlled. Cadence retains all rights and remedies afforded under all U.S. and foreign patent, copyright, trade secret, and other applicable laws for protecting confidential, proprietary, or trade secret information.

7.8 Transfer Restrictions.
Consultant will not transfer any disclosed information received hereunder to any country prohibited from obtaining such data according to any national export regulation without first obtaining all valid export licenses and authorizations.
8. Indemnity.
Consultant agrees to defend at its own cost and expense any claim or action against Cadence, its directors, officers and/or employees, for actual or alleged infringement of any patent, copyright or other property right (including, but not limited to, misappropriation of trade secrets) based on any software, program, service and/or other materials delivered or furnished to Cadence by Consultant. Consultant further agrees to defend, indemnify and hold Cadence, its subsidiaries and/or affiliated companies, and their respective directors, officers and/or employees, harmless from and against any and all liabilities, damages, losses, and expenses associated with such claim or action.
9. Independent Contractor.
Consultant will be an independent contractor with respect to Cadence and will not be a representative or agent of Cadence. Consultant agrees that Consultant is not an employee of Cadence for any purpose.
10. Intentionally Omitted.
11. Notice.
Any notice to be delivered pursuant to this Agreement will be in writing and will be deemed delivered upon service, if served personally, or three days after deposit in the United States Mail, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested, and addressed to the other party at the following address, or such address as may be designated in accordance herewith:
To Cadence at:
CADENCE DESIGN SYSTEMS, INC.
Office of the General Counsel
2655 Seely Avenue, Building 5
San Jose, CA 95134
To Consultant at:
     As set forth in the applicable Schedule.
12. Injunctive Relief.
Consultant acknowledges that disclosure or unauthorized use of any Confidential Information by Consultant will cause irreparable harm to Cadence, its subsidiaries and/or affiliated companies. Accordingly, Cadence or such other party may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available. Consultant acknowledges and agrees that the covenants contained herein are necessary for the protection of legitimate interests of Cadence.
13. Severability.
If a court finds any provision of this Agreement invalid or unenforceable as applied to any circumstance, that provision will be enforced to the maximum extent permitted by law, and the other provisions will remain in full force and effect.
14. Binding Effect; No Assignment; Amendment.
This Agreement will be binding upon Consultant, and except as regards to personal services, upon Consultant’s successors and assigns, and will inure to the benefit of Cadence, its successors and assigns. This Agreement may not be assigned by Consultant and any attempted assignment by Consultant will be void. This Agreement may only be modified or amended by mutual written consent of the parties.
15. Governing Law.
This Agreement will be governed and enforced in accordance with the laws of the State of California.
16. Waiver.
A failure of either party to exercise any right provided for herein will not be deemed to be a waiver of any other right existing hereunder.
17. Conduct Business Fairly. Consultant agrees to conduct business in a manner that at all times reflects favorably upon the products and the good name, goodwill and reputation of Cadence.
18. Entire Agreement.
This instrument and the attached Schedule(s) and Exhibits contain the entire agreement of the parties relating to the subject matter hereof, and supersede all prior and contemporaneous negotiations, correspondence, understanding and agreements of the parties relating to the subject matter hereof.
19. Non-Solicitation. Consultant agrees that it will not, directly or indirectly, solicit any Cadence employee to leave Cadence’s employ during the Consulting Period and for two years after the expiration of the Consulting Period.
— End of Terms —

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

CONSULTANT:		CADENCE DESIGN SYSTEMS, INC.

Signature:	/s/ Alberto Sangiovanni-Vincentelli	Signature:	/s/ Lip-Bu Tan

Name: Alberto Sangiovanni-Vincentelli, Ph.D.		Name: Lip-Bu Tan

Title: President & Chief Executive Officer

Date: February 9, 2011		Date: February 9, 2011

Agreement No.: MICA-11VINCENT0209
EXHIBIT A
SCHEDULE
ALL ITEMS BELOW MUST BE COMPLETELY FILLED IN. DO NOT LEAVE ANY BLANK.
1.	Name of Consultant: Alberto Sangiovanni-Vincentelli, Ph.D.

2.	Term of Consulting Period for this Schedule:

Start Date	End Date
February 9, 2011	December, 31, 2011
Either party may terminate this Schedule at any time without cause upon thirty (30) days’ prior written notice to the other party.

4.	Duties of Consultant:

Consultant is to provide technical expertise to Cadence to be discussed and agreed to by the parties and identified in an Attachment to this Schedule.

Consultant will provide quarterly updates and other reports, as applicable and requested by the Chief Executive Officer of Cadence.

5.	Project Manager to whom Consultant reports:

Lip-Bu Tan, President and Chief Executive Officer of Cadence.

6.	Expected days of consulting to be performed per month:

Not applicable

7.	Consulting Fees: $50,000, to be invoiced by Consultant in quarterly payments of $12,500 at the end of each quarter. Consulting fees will not exceed $50,000, not including valid reimbursement for reasonable and necessary out-of-pocket costs and expenses actually incurred by Consultant in performance of the Work that conform to the Cadence Directors Travel Policy and Procedures.

8.	Is this a renewal Schedule from a previous Agreement? YES ☐ NO ☑

9.	Cost Center:

CONSULTANT:		CADENCE DESIGN SYSTEMS, INC.

Signature:	/s/ Alberto Sangiovanni-Vincentelli	Signature:	/s/ Lip-Bu Tan

Name: Alberto Sangiovanni-Vincentelli, Ph.D.		Name: Lip-Bu Tan

Title: President & Chief Executive Officer

Date: February 9, 2011		Date: February 9, 2011

ATTACHMENT A
Consultant is to perform projects identified by the Chief Executive Officer of Cadence, including but not limited to the following:
•	Review and provide guidance and recommendations relating to Cadence’s current and potential strategic directions and product line plans, based on discussions with customers, industry and technology trend research and experience in the industry.

•	Introduce Cadence to potential partners or customers who are outside of “normal” interaction sphere.

•	Assist Cadence in reviewing and recommending potential partners in product areas important to Cadence.

•	Provide technical discussions or keynote addresses to third parties as a representative of Cadence in industry, technical and government events, including events with Cadence employees.
Consultant will provide quarterly updates and other reports, as applicable and requested by the Chief Executive Officer of Cadence.

ATTACHMENT B
Cadence acknowledges that Consultant presently serves as a member of the Board of Directors of Accent International S.A., Advanced Laboratory on Embedded System S.r.l, Sonics, Inc. and UPEK, Inc., and that continuing in such positions in accordance with Cadence’s Code of Business Conduct, as it may be amended from time to time, shall not be deemed to violate the covenants set forth above in Section 5.2 of this Agreement. Furthermore, Consultant’s performance of his academic duties as a professor of electrical engineering and computer science shall not be deemed to violate the covenants set forth above in Section 5.2 of this Agreement.